Exhibit 10.2
August [___], 2010
[Name]
[Address]
Dear [Name]:
     We are pleased to inform you that you have been selected for participation in the new acquisition bonus program established by Phoenix Technologies Ltd. (the “Company”). The purpose of the new bonus program is to reward you and other key employees of the Company for your efforts in relation to an acquisition of the Company by allowing you to participate in a special bonus pool that will be established at the time of a qualifying acquisition. This bonus program is effective from the date of this letter through any acquisition of the Company on or before June 30, 2011, whether by merger or stock or asset sale.
     The purpose of this award letter is to set forth the terms and conditions which will govern your participation in the new program. Part I of this award letter contains certain definitions which will be in effect for purposes of determining and quantifying your potential bonus award under the program. Part II sets forth the terms and conditions governing your participation in the bonus pool, the calculation of your potential bonus and the payment of any bonus to which you may actually become entitled. Part III concludes with a summary of certain miscellaneous features of your award.
PART I — DEFINITIONS
     For purposes of your participation in the special bonus program, the following definitions will be in effect:
     Acquisition means any of the following transactions pursuant to which the Company is acquired for consideration paid in cash, securities or other property:
          (i) a merger, consolidation or other reorganization approved by the Company’s stockholders in which any person or group of related persons acquires securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities (as measured in terms of the power to vote with respect to the election of Board members),
          (ii) a sale, transfer or other disposition of all or substantially all of the Company’s assets, or
          (iii) any transaction or series of related transactions pursuant to which any person or any group of related persons acquires from the Company’s stockholders securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities (as measured in terms of the power to vote with respect to the election of Board members) pursuant to a tender or exchange offer made to the Company’s stockholders.
     Acquisition Proceeds mean the following items of consideration (in cash, securities or other property) paid by the acquiring person or persons in effecting the Acquisition:

          (i) for an Acquisition effected by a merger, consolidation or reorganization or by the purchase of the Company’s outstanding securities, the aggregate amount of consideration (valued at fair market value) paid to the holders of the Company’s outstanding securities in acquisition of their stockholder interests and to the holders of the Company’s outstanding stock options, warrants and other stock rights in cancellation of those securities, or
          (ii) for an Acquisition effected by the purchase of all or substantially all of the Company’s assets the portion of the consideration (valued at fair market value) paid to the Company for those assets or securities that is determined in good faith by the Board to be available for distribution to the holders of the Company’s outstanding securities in liquidation of their stockholder interests and to the holders of the Company’s outstanding stock options, warrants and other stock rights in cancellation of those securities.
     Acquisition Value means the sum of the following two amounts: (i) the applicable Acquisition Proceeds payable or distributable to the Company’s stockholders in connection with the Acquisition and (ii) all monies or other sums (whether payable in cash or securities) paid by the Company or the acquiring person or persons in the Acquisition in order to satisfy the liabilities of the Company under the special bonus program described in this letter. No other liability of the Company assumed or discharged by the acquiring person or persons in the Acquisition or any expenses paid by the Company in connection with the consummation of the Acquisition will be taken into account in determining the Acquisition Value.
     Board means the Company’s Board of Directors.
     Bonus Award means your actual bonus entitlement on the basis of your interest in the Bonus Pool established in connection with a Qualifying Acquisition.
     Bonus Pool means the percentage of the Acquisition Value that will serve as the calculation base for the bonus awards may become payable to you and other participants in the program as a result of the Qualifying Acquisition that established such Acquisition Value.
     Code means the Internal Revenue Code of 1986, as amended from time to time.
Continuous Service Requirement means your continuation in Employee status from the date of this award letter through the expiration date of the thirty (30)-day period measured from the Effective Date of the Qualifying Acquisition.
     Effective Date means the date on which the Qualifying Acquisition becomes effective.
     Employee shall mean an individual who is in the employ of the Company, subject to the Company’s control and direction as to both the work to be performed and the manner and method of performance.
     Involuntary Termination means the unilateral termination of your Employee status by the Company for any reason other than a Termination for Cause.
     Qualifying Acquisition means an Acquisition for which the Effective Date is on or before June 30, 2011.
     Service Completion Date means the date on which the Continuous Service Requirement is satisfied upon your continuation in Employee status through the expiration date of the thirty (30)-day period measured from the Effective Date of the Qualifying Acquisition.

     Termination for Cause means the unilateral termination of your Employee status by the Company for one or more of the following reasons: (i) your failure to substantially perform the duties of your Employee position, other than a failure resulting from your complete or partial incapacity due to physical or mental illness or impairment, (ii) a willful act on your part that constitutes misconduct, (iii) your intentional or negligent disclosure of material confidential information relating to the Company or its business to competitors or other third parties other than in the course of carrying out your Employee duties, (iv) your material violation of any federal or state law or regulation applicable to the business of the Company, (v) your willful violation of a material Company employment policy or the Company’s insider trading policy, (vi) any act or omission on your part constituting dishonesty (other than a good faith expense account dispute) or fraud with respect to the Company or any of its affiliates that is injurious to the financial condition of the Company or any of its affiliates or that is injurious to the business reputation of the Company or any of its affiliates, (vii) your failure to cooperate with the Company in connection with any actions, suits, claims, disputes or grievances against the Company or any of its officers, directors, employees, stockholders, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns, whether or not such cooperation would be adverse to your own interest, or (viii) your conviction or plea of guilty or no contest to a felony.
     Units mean the participating interest in the Bonus Pool awarded to you and other participants in the Bonus Program.
PART II — BONUS AWARD
     The maximum number of Units that may be awarded under the program is limited to 100,000 Units. You have been awarded [___] Units. Your awarded Units will allow you to participate in the Bonus Pool resulting from a Qualifying Acquisition, provided you satisfy the Continuous Service Requirement. Your Units will not confer any stockholder status in the Company and will not entitle you to any voting, dividend or liquidation rights.
     The terms and conditions which govern the payout of your Units may be summarized as follows:
     Qualifying Acquisition. You will become entitled to a Bonus under the program if you satisfy the Continuous Service Requirement by remaining in Employee status through the expiration date of the thirty (30)-day period measured from the Effective Date of the Qualifying Acquisition or if your Employee status is terminated within that thirty (30)-day period pursuant to an Involuntary Termination that is not otherwise a Termination for Cause.
     Base Value Per Unit. In the event of a Qualifying Acquisition, a Bonus Pool will be established in a dollar amount equal to 0.625% of the Acquisition Value established by that acquisition event. The base value of each Unit outstanding on the Effective Date of that Qualifying Acquisition will then be determined by dividing the resulting Bonus Pool by the total number of Units outstanding at that time.
     Individual Bonus Amount. The amount of your individual Bonus Award will be determined by multiplying the number of outstanding Units you hold on the Effective Date of the Qualifying Acquisition by the base value per Unit established above.
     Forfeiture of Outstanding Units. Should you cease to remain in Employee status for any reason prior to the completion of the Continuous Service Requirement, then all of your outstanding Units will immediately be cancelled, and you will not be entitled to receive any Bonus Award with respect to those cancelled Units. However, no such forfeiture of your outstanding Units will occur if your Employee status terminates within the thirty (30) day period measured from the Effective Date of the Qualifying Acquisition pursuant to an Involuntary Termination that is not otherwise a Termination for Cause.

     Payment Date. The Bonus Award to which you become entitled in accordance with the foregoing terms and conditions will be paid to you in a lump sum on the Service Completion Date or as soon as administratively practicable thereafter, but in no event later than ten (10) days after such Service Completion Date. Should your Employee status terminate prior to the Service Completion Date by reason of an Involuntary Termination (other than a Termination for Cause) effected during the period between the Effective Date and the Service Completion Date, then any Bonus Award to which you become entitled under this award letter will be paid to you on the Service Completion Date, as if you continued in Employee status through such date.
     Form of Payment. Your lump sum payment will be made in cash. However, if all or any portion of the Acquisition Proceeds is paid in the form of freely-tradable securities registered under the U.S. federal securities laws, then the payment of your Bonus Award may, in the sole discretion of the Board, be made in those securities, but not in excess of the percentage of the Acquisition Proceeds paid to Company’s stockholders in the same securities.
     Satisfaction of Bonus Award. All of your Units will terminate, and you will cease to have any further rights or benefit entitlements by reason of those Units, upon the receipt of the amount which becomes due and payable to you under the provisions of this award letter in connection with the first transaction constituting a Qualifying Acquisition.
     Special Limitation. In the event that the payment to which you become entitled in accordance with the provisions of this award letter would otherwise constitute a parachute payment under Section 280G of the Code, then such payment will be subject to reduction to the extent necessary to assure that you receive only the greater of (i) the amount that would not constitute such a parachute payment or (ii) the amount that yields you the greatest after-tax amount after taking into account any excise tax imposed under Section 4999 of the Code on that payment.
     Tax Withholding. The payment of your Bonus Award will be subject to the Company’s collection of all applicable federal, state and local income and employment withholding taxes and any taxes required to be withheld under Section 4999 of the Code, and you will only receive the net amount that remains after such withholding taxes have been collected.
PART III — MISCELLANEOUS PROVISIONS
     The issuance of Units under the bonus program will in no way affect the right of the Company to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.
     The Compensation Committee of the Board shall have full discretionary authority to administer and interpret the terms and provisions of the program and this award letter. Accordingly, the Compensation Committee shall have full power and authority to determine your eligibility for any Bonus Award under the program, the dollar amount of that award and the medium of payment.
     Your Units or any rights or interests pertaining thereto may not be transferred, assigned, pledged or encumbered. However, your right to any payment attributable to your Units which remains due and payable to you at the time of your death may be transferred pursuant to your will or the laws of inheritance.
     This award letter and the terms and conditions governing your entitlement to a Bonus Award and the payment of that Bonus Award are intended to comply with the requirements of the short-term deferral exception of Section 409A of the Code and Treasury Regulations Section 1.409A-1(b)(4). Accordingly,

to the extent there is any ambiguity as to whether one or more provisions of this award letter or the terms and conditions governing the Bonus Award would otherwise contravene the requirements or limitations of Code Section 409A applicable to such short-term deferral exception, then those provisions shall be interpreted and applied in a manner that does not result in a violation of the requirements or limitations of Code Section 409A and the Treasury Regulations thereunder that apply to such exception.
     The Board may amend the bonus program at any time; provided, however, that no such action can adversely affect your rights or the rights of any other participants with respect to any Units held at the time of such amendment.
     The Board or the Compensation Committee of the Board may terminate the bonus program at any time upon thirty (30) days prior written notice to you and the other participants. Upon such termination, all outstanding Units will continue to be governed by the provisions of the award letter evidencing those Units, but no additional Units will be awarded following such termination.
     No provision of this award letter or your outstanding Units will confer any right upon you to continue in Employee status for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company or your rights to terminate your Employee status at any time for any reason, with or without cause.
     This award letter will be governed by and construed in accordance with the laws of the State of California without resort to that State’s conflict-of-laws rules. If any provision of this award letter should be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions of this award letter shall continue in full force and effect.
     The liabilities and obligations of the Company under the bonus program and this award letter will be binding upon any successor corporation or entity which succeeds to all or substantially all of the assets and business of the Company by merger or other transaction, whether or not such transaction qualifies as a Qualifying Acquisition.
     We ask that you acknowledge your receipt of this award letter and your acceptance of the terms and conditions in effect for the Units which have been awarded to you under the bonus program by signing and dating the Acceptance section below and returning it to                    , the Company’s                     , as soon as possible.

Very truly yours, Tom Lacey President and CEO

ACCEPTANCE
     I hereby acknowledge receipt of the Company’s letter of August ___, 2010 setting forth the terms and conditions governing the Units awarded to me under the Company’s special acquisition bonus program. I hereby agree to and accept all those terms and conditions, and my entitlement to any actual bonus payment by reason of those Units shall be determined solely by the express terms and conditions of such award letter.

Signature:

Printed Name:

Dated:	, 2010